EXHIBIT 99.1

For Immediate Release

May 4, 2021

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces First Quarter 2021 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL), an internally-managed real estate investment trust (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter ended March 31, 2021.

FIRST QUARTER 2021 HIGHLIGHTS

-	2021 AFFO guidance range raised to $1.28 to $1.34 per diluted share.
-	Invested $87.3 million in 28 properties at a weighted average initial cash cap rate of 6.4% with an additional $206.5 million of acquisitions under control.
-	Collected 99.8% of base rents due for the first quarter.
-	Occupancy increased 50 basis points to 99.7%.
-

Incurred $10.6 million of general and administrative expenses, inclusive of $1.8 million of stock-based compensation, and $1.2 million of severance primarily related to the departure of an executive officer during the quarter.

-

Received initial credit rating of ‘BBB’ with stable outlook from S&P, reducing the applicable margin on our bank loans and Revolving Credit Facility by 25 basis points and 20 basis points, respectively.

-	Moody’s reaffirmed our ‘Baa3’ credit rating and updated their outlook from ‘stable’ to ‘positive’.
-	Repriced our 2026 Unsecured Term Loan, reducing the applicable margin by 60 basis points.
-	Generated net income of $24.0 million, or $0.15 per share.
-	Generated AFFO of $49.4 million, or $0.31 per share.
-	Ended the quarter with total outstanding debt and Net Debt of $1.5 billion and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.25x.
-	Declared a quarterly dividend on April 30, 2021, of $0.255 per share to shareholders of record as of June 30, 2021. This represents a 2.0% increase in the dividend from the first quarter of 2021.
-	Announced that Denise Brooks-Williams and Michael A. Coke were nominated to serve as new Independent Directors commencing with the Company’s upcoming annual meeting.

MANAGEMENT COMMENTARY

“BNL completed a highly productive first quarter that positions us well to meet our full year growth goals that we shared with the market in February,” said Chris Czarnecki, BNL’s Chief Executive Officer. “We invested over $87 million in accretive acquisitions and continued to build a robust pipeline of attractive investment opportunities in the industrial, healthcare, and select retail property sectors with approximately $206.5 million of additional properties currently under control. Simultaneously, we continued to reap the benefits of strengthening our leverage and liquidity profile through our 2020 IPO and meaningfully reducing our cost of debt capital resulting from S&P’s BBB initial credit rating and a repricing of an existing bank term note. Together with market leading portfolio performance, we recognized a meaningful growth in AFFO per share over the fourth quarter which was our baseline post IPO. Ultimately, strong performance in all facets of the business supported an increase in our quarterly dividend for our shareholders.”

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2021	December 31, 2020
Revenues	$82,698	$82,291

Net income, including non-controlling interests	$23,960	$17,619
Net earnings per share	$0.15	$0.11

FFO	$51,929	$44,198
FFO per share	$0.33	$0.28

AFFO	$49,410	$46,894
AFFO per share	$0.31	$0.30

Diluted Weighted Average Shares Outstanding	156,724	155,956

FFO, AFFO, Net Debt, and Annualized Adjusted EBITDAre are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2021, we owned a diversified portfolio of 661 individual net leased commercial properties with 660 located in 41 U.S. states and one property located in British Columbia, Canada, and comprising approximately 28.4 million rentable square feet of operational space. As of March 31, 2021, all but six of our properties were subject to a lease, and our properties were occupied by 185 different commercial tenants, with no single tenant accounting for more than 2.4% of ABR. Properties under leases represent 99.7% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases, pursuant to leases on properties in the portfolio as of March 31, 2021, was 2.1%.

During the first quarter, we invested $87.3 million, excluding capitalized acquisition costs, in 28 properties at a weighted average initial cash cap rate of 6.4%. The acquisitions included properties in healthcare and select retail asset classes located across 11 states with a weighted average initial lease term and minimum annual rent increases of 15.3 years and 1.3%, respectively. BNL continues to build and evaluate a robust pipeline of potential investment opportunities predominantly focused on industrial, healthcare, quick-service restaurant, and select retail property sectors. BNL currently has $206.5 million of properties under control which we define as under contract or executed letter of intent.

During the first quarter, we sold eight properties for net proceeds of $22.1 million, recognizing a gain over carrying value and original purchase price of $4.7 million and $3.5 million, respectively. The weighted average capitalization rate realized on the tenanted properties was 7.0%.

During the quarter, we successfully re-leased three properties with new tenants which increased occupancy by 50 basis points.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As announced on January 21, 2021, S&P Global Ratings (“S&P”) assigned the Company an initial credit rating of 'BBB' with a stable outlook. As a result of this credit rating, the margin of our existing bank loans was reduced by 25 basis points beginning in February 2021, the applicable margin on borrowings under our Revolving Credit Facility was reduced by 20 basis points, and is expected to expand our access to a diverse set of advantageous funding sources.

On March 12, 2021, we amended our $450 million 2026 Unsecured Term Loan, reducing the applicable margin an additional 60 basis points based on our current credit rating. In connection with the amendment, we repaid in full the outstanding commitments for two lenders and elected to repay an additional $10 million in outstanding principal, bringing the outstanding balance to $400 million as of March 31, 2021.

As of March 31, 2021, our Net Debt was approximately $1.5 billion, providing a Net Debt to Annualized Adjusted EBITDAre ratio of 5.25x. We intend to maintain a leverage target of less than 6.0x on a Net Debt to Annualized Adjusted EBITDAre basis.

DISTRIBUTIONS

At its April 30, 2021 meeting, our board of directors declared a $0.255 distribution per common share and OP Unit to stockholders and OP Unit holders of record as of June 30, 2021, payable on or before July 15, 2021. This represents an increase of 2.0% as compared to the first quarter dividend.

2021 GUIDANCE

The Company is updating its 2021 AFFO per share guidance by raising both the lower and upper ends of the expected range.  The Company currently expects 2021 AFFO per share to be within a range of $1.28 to $1.34, up from $1.27 to $1.33 as initially presented in February 2021, due to an increased level of confidence in our ability to execute on our growth objectives supported by a robust pipeline of attractive acquisition opportunities along with the favorable repricing or our largest unsecured term loan. Our expected level of investments and dispositions of real estate properties, and total cash general and administrative expenses, remains consistent with previously issued guidance. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year.

CONFERENCE CALL AND WEBCAST

The company will host its first quarter earnings conference call and audio webcast on Wednesday, May 5, 2021, at 1:30 p.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://services.choruscall.com/links/bnl210225.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call. International callers may dial 1-412-542-4109, and Canadian participants may dial 1-855-669-9657.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call, please visit: http://investors.bnl.broadstone.com.

ANNUAL MEETING

The company will host its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 20, 2021, at 3:00 p.m. Eastern Time. The Annual Meeting will be conducted as a “virtual meeting” of stockholders. In order to attend the Annual Meeting, stockholders must register in advance at www.proxydocs.com/BNL prior to the deadline of Monday, May 17, 2021 at 5:00 p.m. Eastern Time. Upon completing the registration, registrants will receive further instructions via email that they must follow in order to attend the Annual Meeting.

About Broadstone Net Lease, Inc.

BNL is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of March 31, 2021, BNL’s diversified portfolio consisted of 661 individual net leased commercial properties with 660 located in 41 U.S. states and one property located in Canada across the industrial, healthcare, restaurant, office, and retail property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our 2021 guidance, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, Adjusted Funds from Operations, or AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2021	December 31, 2020
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,395,609	$3,354,511
Accounted for using the direct financing method	28,991	29,066
Accounted for using the sales type method	567	567
Investment in rental property, net	3,425,167	3,384,144
Cash and cash equivalents	10,205	100,486
Accrued rental income	105,674	102,117
Tenant and other receivables, net	1,022	1,604
Prepaid expenses and other assets	18,862	22,277
Interest rate swap, assets	239	—
Goodwill	339,769	339,769
Intangible lease assets, net	288,592	290,913
Debt issuance costs – unsecured revolving credit facility, net	5,842	6,435
Leasing fees, net	10,673	10,738
Total assets	$4,206,045	$4,258,483

Liabilities and equity
Unsecured revolving credit facility	$15,000	$—
Mortgages, net	106,559	107,382
Unsecured term notes, net	1,383,283	1,433,796
Interest rate swap, liabilities	43,662	72,103
Earnout liability	6,385	7,509
Accounts payable and other liabilities	71,072	74,936
Accrued interest payable	9,896	4,023
Intangible lease liabilities, net	77,491	79,653
Total liabilities	1,713,348	1,779,402

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 145,813 shares issued and outstanding at March 31, 2021; 440,000 shares authorized, 108,609 shares issued and outstanding at December 31, 2020	36	27
Class A common stock, $0.00025 par value; no shares authorized, issued or outstanding at March 31, 2021; 60,000 shares authorized, 37,000 shares issued and outstanding at December 31, 2020	—	9
Additional paid-in capital	2,625,320	2,624,997
Cumulative distributions in excess of retained earnings	(274,140)	(259,673)
Accumulated other comprehensive (loss) income	(38,684)	(66,255)
Total Broadstone Net Lease, Inc. stockholders’ equity	2,312,532	2,299,105
Non-controlling interests	180,165	179,976
Total equity	2,492,697	2,479,081
Total liabilities and equity	$4,206,045	$4,258,483

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the Three Months Ended
	March 31, 2021	December 31, 2020
Revenues
Lease revenues, net	$82,698	$82,291

Operating expenses
Depreciation and amortization	30,713	30,182
Property and operating expense	4,605	4,986
General and administrative	10,633	9,232
Provision for impairment of investment in rental properties	2,012	1,678
Total operating expenses	47,963	46,078

Other income (expenses)
Interest income	5	4
Interest expense	(16,108)	(17,123)
Cost of debt extinguishment	(126)	(3)
Gain on sale of real estate	4,733	5,260
Income taxes	(413)	141
Internalization expenses	—	(182)
Change in fair value of earnout liability	1,124	(6,706)
Other income	10	15
Net income	23,960	17,619
Net income attributable to non-controlling interests	(1,737)	(1,357)
Net income attributable to Broadstone Net Lease, Inc.	$22,223	$16,262

Weighted average number of common shares outstanding
Basic	145,338	143,916
Diluted	156,724	155,956
Net earnings per common share
Basic and diluted	$0.15	$0.11

Comprehensive income
Net income	$23,960	$17,619
Other comprehensive income
Change in fair value of interest rate swaps	28,680	9,222
Realized gain on interest rate swaps	(41)	(41)
Comprehensive income	52,599	26,800
Comprehensive income attributable to non-controlling interests	(3,813)	(2,064)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$48,786	$24,736

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended March 31, 2021 and December 31, 2020. Also presented is the weighted average number of shares of our common stock and OP units used for the diluted per share computation:

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2021	December 31, 2020
Net income	$23,960	$17,619
Real property depreciation and amortization	30,690	30,161
Gain on sale of real estate	(4,733)	(5,260)
Provision for impairment on investment in rental properties	2,012	1,678
FFO	$51,929	$44,198
Straight-line rent adjustment	(4,632)	(5,125)
Adjustment to provision for credit losses	(1)	(6)
Cost of debt extinguishment	126	3
Amortization of debt issuance costs	914	917
Amortization of net mortgage premiums	(35)	(36)
Gain on interest rate swaps and other non-cash interest expense	(41)	(41)
Amortization of lease intangibles	(728)	(1,150)
Internalization expenses	—	182
Stock-based compensation	1,769	1,193
Severance	1,243	68
Change in fair value of earnout liability	(1,124)	6,706
Other income	(10)	(15)
AFFO	$49,410	$46,894
Diluted WASO(1)	156,724	155,956
Net earnings per share(2)	$0.15	$0.11
FFO per share(2)	0.33	0.28
AFFO per share(2)	0.31	0.30

1 Excludes 416 and 341 weighted average shares of unvested restricted common stock for the three months ended March 31, 2021 and December 31, 2020, respectively.

2 Excludes $104 and $85 from the numerator for the three months ended March 31, 2021 and December 31, 2020, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, the change in fair value of our earnout liability, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, stock-based compensation, severance, extraordinary items, and other specified non-cash items. We believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals were probable of collection and expected to be repaid within a short term, we continued to recognize the same amount of GAAP lease revenues each period. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19 did not impact our AFFO.

We further exclude the change in fair value of our earnout liability, costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, internalization expenses, stock-based compensation and severance, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and, in response to such standardization, we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended March 31, 2021 and December 31, 2020:

	For the Three Months Ended
(in thousands)	March 31, 2021	December 31, 2020
Net income	$23,960	$17,619
Depreciation and amortization	30,713	30,182
Interest expense	16,108	17,123
Income taxes	413	(141)
EBITDA	$71,194	$64,783
Provision for impairment of investment in rental properties	2,012	1,678
Gain on sale of real estate	(4,733)	(5,260)
EBITDAre	$68,473	$61,201
Adjustment for current quarter acquisition activity (1)	1,365	1,703
Adjustment for current quarter disposition activity (2)	(278)	(318)
Adjustment to exclude non-recurring and other expenses (income) (3)	2,100	182
Adjustment to exclude change in fair value of earnout liability	(1,124)	6,706
Adjustment to exclude write-off of accrued rental income	442	242
Adjustment to exclude cost of debt extinguishments	126	—
Adjusted EBITDAre	$71,104	$69,716
Annualized EBITDAre	$273,888	$244,805
Annualized Adjusted EBITDAre	$284,414	$278,867

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amounts include $1.2 million of severance and $0.9 million of accelerated stock-based compensation associated with the departure of executive officers in 2021, and expenses directly associated with the Internalization in 2020.

(in thousands)	March 31, 2021	December 31, 2020
Debt
Revolving Credit Facility	$15,000	$—
Unsecured term notes, net	1,383,283	1,433,796
Mortgages, net	106,559	107,382
Debt issuance costs	6,988	6,489
Gross Debt	1,511,830	1,547,667
Cash and cash equivalents	(10,205)	(100,486)
Restricted cash	(8,145)	(10,242)
Net Debt	$1,493,480	$1,436,939
Net Debt to Annualized EBITDAre	5.45x	5.87x
Net Debt to Annualized Adjusted EBITDAre	5.25x	5.15x

We define Net Debt as gross debt (total reported debt plus deferred financing costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.